EXHIBIT 2.2
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                              CONSULTING AGREEMENT
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         CONSULTING AGREEMENT, made the 10th day of January, 2002, by and between NATOOSH, LLC, New Jersey limited liability company ("Consultant") and MARK NITZBERG ("Provider"), on the one hand, and JACLYN, Inc. ("Jaclyn"), on the other.

                                R E C I T A L S:
                                - - - - - - - -

         A.    Provider is the principal of Consultant.

         B.    Provider is the sole shareholder of Max N. Nitzberg, Inc.
("MNNI").

         C. Pursuant to an agreement, dated January 10, 2002, between Provider and Jaclyn (the "Purchase and Sale Agreement"), Jaclyn is acquiring, from Provider, all of the outstanding shares of MNNI (the "Shares").

         D. MNNI is the sole shareholder of Topsville, Inc. ("Topsville") and, until the Closing of the Purchase and Sale Agreement, Provider will be the president of Topsville.

         E. In order to preserve, protect and realize the value of Jaclyn's investment in MNNI and Topsville, and in the property, assets, business and goodwill that the Shares represent, Jaclyn needs Consultant, by way of Provider, to provide services and assistance in respect of the conduct of Topsville's business after the Closing of the Purchase and Sale Agreement ("Consulting Services").

         F. Provider has agreed to personally provide the Consulting Services on behalf of Consultant.

NOW, THEREFORE, it is agreed as follows:

1. Definitions. Capitalized terms have the meanings ascribed to them by this Consulting Agreement and/or by the Purchase and Sale Agreement.

2. Consulting Services. From the Closing Date of the Purchase and Sale Agreement and until June 30, 2004 (the "Consulting Period"), Consultant shall provide such Consulting Services as Jaclyn shall, in the reasonable exercise of its business judgment, from time-to-time request. The Consulting Services shall be of a similar nature to the services that Provider provided to Topsville prior to the Closing. The Consulting Services shall be provided by Provider personally. In that regard, Provider shall (subject to reasonably excusable absence due to illness or personal matters) devote, on the average, thirty-five
(35) work hours per week, forty-eight 48) weeks per calendar year, to the

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performance of the Consulting Services. Provider shall, to the extent practicable, coordinate the hours of the Consulting Services to coincide with the regular business hours of Topsville. Except to the extent that they involve travel, the Consulting Services shall, to the extent practicable, be rendered at the current New York City offices of Topsville, or, if Topsville moves its offices during the Consulting Period, then at such other location(s) in the metropolitan New York City area as Jaclyn may reasonably request. Jaclyn shall endeavor to provide an executive-type office for Provider to use in connection with the performance of Consulting Services at the above location(s).

3. Priority of Consulting Services. Except for the restrictions set forth in the Purchase and Sale Agreement, Consultant and Provider may engage in other business activities besides the Consulting Services, but only if such other business activities (i) do not impinge upon or conflict with the coordinations of hours and locations that are required by P. 3, (ii) do not impinge upon or conflict with the travel requirements of P. 4, and (iii) do not become a principal business activity of Consultant or Provider, it being understood and agreed that, during the Consulting Period, Consultant's and Provider's priority business activity and priority business responsibility shall be the Consulting Services.

4. Travel. The Consulting Services shall include such reasonable business-related travel as Jaclyn deems advisable for or helpful to the conduct of Topsville's business, including, but not limited to, domestic travel to actual or potential customers of Topsville, foreign shopping trips (with or without Topsville's customers) to aid in the selection or development of product, and foreign trips which relate to the production of goods for Topsville. Jaclyn shall reimburse Consultant for authorized air travel expenses that it or Provider incurs in that regard, at the coach class rate for business-related domestic travel and at the business class rate for business-related travel outside North America. Jaclyn shall also reimburse Consultant for other reasonable business-related travel and entertainment expenses (documented and submitted for reimbursement) that it or Provider incurs in that regard, in accordance with Provider's past practices when traveling on Topsville-related business prior to the Closing. Reimbursement shall be made within fourteen (14) days after the submission of properly documented vouchers and expense records to Jaclyn. Consultant may, if the circumstances so warrant, request a reasonable advance towards projected "on the ground" expenses that it anticipates will be incurred in connection with reimbursable foreign travel and/or business sample costs, and Jaclyn shall, after due consultation with Consultant, provide a reasonable advance in that regard. Retention of any such advance is subject to the same post-expense documentation support as non-advanced reimbursable expenses.

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5.       Termination for Cause.
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         (a) Provider shall use his best efforts to perform the Consulting
         Services with the same degree of diligence and aptitude that he used in performing similar services for Topsville prior to the Closing. If Provider fails to do so, or if Consultant or Provider fails to comply with any reasonable request or directive of Jaclyn regarding the performance of the Consulting Services, Jaclyn may give Consultant written notice of such failing and how it should be corrected (if capable of correction) or, if incapable of correction, how it should be prevented in the future. If, within thirty (30) days after such notice, Consultant and Provider do not substantially correct a noticed failing that is capable of correction (or repeat it thereafter), or, if such noticed failing is incapable of correction within that 30-day period, fail, within the 30-day period, to reasonably and diligently correct the noticed failing as soon as possible and/or prevent its reoccurrence, then Jaclyn may, at its option, terminate this Consulting Agreement. Termination by Jaclyn under such circumstances shall be deemed a permissible termination for cause. Nothing contained herein shall be construed (A) as precluding Consultant from contesting the correctness of an assertion by Jaclyn (i) that Provider has not performed with the requisite degree of diligence and aptitude, (ii) that Consultant or Provider has failed to comply with a reasonable request or directive, (iii) that such failures have not been timely and substantially corrected (or, where applicable, that reasonable and diligent measures were not timely taken), or (iv) that such failures have been repeated, or (B) as precluding Jaclyn from opposing any such contest. In the event of legal proceedings concerning such a contest, the prevailing party in such legal proceedings shall recover from the other its reasonable costs and expenses in such legal proceedings, including its reasonable attorneys' fees. In the event Jaclyn is the prevailing party, it shall recover such costs, expenses and attorneys' fees from Consultant and Provider, jointly and severally, even if only one of Consultant or Provider made or opposed the contest.

         (b) If Consultant has knowingly made any materially false representation or warranty in the Purchase and Sale Agreement, Jaclyn may, at its option, terminate this Consulting Agreement. Termination by Jaclyn under such circumstances shall be deemed a permissible termination for cause. Termination by Jaclyn pursuant to the option set forth in this subdivision (b) can only be made within thirty (30) days after Jaclyn learns that a materially false representation or warranty was made to it; provided, however, that the 30-day period for exercising the option shall re-start in the event Jaclyn learns that a materially false representation or warranty, not previously known to it, was made to it.

         (c) If, in the course of performing the Consulting Services, Consultant knowingly makes any materially false statement to Jaclyn regarding something that materially impacts upon the business of Topsville, or knowingly conceals or in bad faith knowingly withholds from Jaclyn information that materially impacts upon the business of Topsville, Jaclyn may, at its option, terminate this Consulting Agreement. Termination by Jaclyn under such circumstances shall be deemed a permissible termination for cause.

         (d) If Jaclyn, without (i) terminating this Consulting Agreement as permitted in P. P. 5-6 or (ii) exercising its rights of setoff and/or recoupment under the Purchase and Sale Agreement, fails to pay

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         Consultant an amount that is rightfully due Consultant under this
         Consulting Agreement, Consultant shall give Jaclyn written notice of such payment default. If, within thirty (30) days after such notice, Jaclyn does not correct the noticed default, Consultant may, at its option, terminate this Consulting Agreement within ten (10) business days thereafter. Termination by Consultant under such circumstances shall be deemed a permissible termination for cause. Nothing contained herein shall be construed (A) as precluding Jaclyn from contesting the correctness of an assertion by Consultant (i) that Jaclyn has failed to pay an amount that is rightfully due or (iii) that such failure was not timely corrected, or (B) as precluding Consultant from opposing any such contest. In the event of legal proceedings concerning such a contest, the prevailing party in such legal proceedings shall recover from the other its reasonable costs and expenses in such legal proceedings, including its reasonable attorneys' fees. In the event Jaclyn is the prevailing party, it shall recover such costs, expenses and attorneys' fees from Consultant and Provider, jointly and severally, even if only one of Consultant or Provider made or opposed the contest.

         (e) If Jaclyn terminates this Consulting Agreement because of a material breach by Provider of the Purchase and Sale Agreement, or if Consultant terminates this Consulting Agreement because of a material breach by Jaclyn of the Purchase and Sale Agreement, and if the party asserting such material breach is ultimately sustained in that assertion by a judgment, final as to all appeals, then the termination of this Consulting Agreement by such party shall be deemed a permissible termination for cause.

         (f) Consultant specifically agrees that its rights to any payments under this Consulting Agreement are subject to Jaclyn's rights of setoff and/or recoupment under the Purchase and Sale Agreement and that, given the overall nature of the transactions among the parties, Jaclyn's exercise of rights of setoff and/or recoupment is warranted.

6.       Termination for Lack of Business. If, during any consecutive twelve
(12) month period following the Closing Date, Topsville does not actually receive orders from its customers for the purchase of apparel (which orders are accounted for substantially in the form and manner of SCHEDULE 8.5 to the Purchase and Sale Agreement) in the amount of twenty-one million dollars ($21,000,000) or greater, Jaclyn may, at its option, terminate this Consulting Agreement. Termination by Jaclyn under such circumstances shall be deemed a permissible termination for lack of business. The fact that Jaclyn is entitled to terminate this Consulting Agreement under such circumstances shall not be construed as giving Jaclyn the right to seek damages from Consultant or Provider for such lack of business.

7.       Base Compensation.
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         (a) For the Consulting Services, Jaclyn shall pay Consultant a "base compensation" of thirty-three thousand eight hundred fifty-four and 17/100 dollars ($33,854.17) for each calendar month of the Consulting Period, except that, for the month of January 2002 only, the "base compensation" shall be $33,854.17 plus the amount of cash in bank that

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         Topsville, MNNI and JGSL have immediately following the Closing. If this Consulting Agreement is (i) wrongfully terminated by Consultant or
         (ii) rightfully terminated by Jaclyn, "base compensation" shall only be paid to the date of termination, and, if such termination occurs before the end of a calendar month, the "base compensation" for that month shall be prorated accordingly.

         (b) The said monthly "base compensation" shall be paid on the fifteenth
         (15th) day of the calendar month, or if the fifteenth is not a business day, then on the first business day after the fifteenth. The first such payment shall be made on January 15, 2002, for the first calendar month of the term of the Consulting Period, even though Consultant is not providing Consulting Services for the entirety of that calendar month. Jaclyn shall not be entitled to any credit or offset for the days of that calendar month which preceded the beginning of the Consulting Period, it being the intention of the parties that the payment for that full calendar month constitutes a bonus payment. Unless this Consulting Agreement is (i) wrongfully terminated by Consultant or (ii) rightfully terminated by Jaclyn, the last such payment shall be made on June 15, 2004. If this Consulting Agreement is wrongfully terminated by Consultant or rightfully terminated by Jaclyn before the end of a calendar month, but after the date that the "base compensation" payment for that month was made, Consultant shall promptly refund the overpayment for that month, pro-rata.

8. Bonus Payments. In addition to the aforesaid "base compensation", Jaclyn shall, under the conditions stated in thisP. 8, pay Consultant the following "bonus" amounts:

         (a) If, for the period from July 1, 2002 through June 30, 2003, the Net Sales of Topsville at the Prescribed Margin Level exceed thirty-two million five hundred thousand dollars ($32,500,000), Consultant shall, on July 31, 2003, receive a bonus payment equal to four percent (4%) of those Net Sales at the Prescribed Margin Level which exceeded $32.5 million.

         (b) If, for the period from July 1, 2003 through June 30, 2004, the Net Sales of Topsville at the Prescribed Margin Level exceed thirty-two million five hundred thousand dollars ($32,500,000), Consultant shall, on July 31, 2004, receive a bonus payment equal to four percent (4%) of those Net Sales at the Prescribed Margin Level which exceeded $32.5 million.

         (c) If, for the applicable period under subdivision (a) or (b), Topsville's Net Sales exceed $32.5 million, and the overall profit margin is less than the Prescribed Margin Level (i.e., 22.5%) but is at least 20.5%, Consultant shall still receive a bonus payment, but a reduced one, in accordance with the following schedule:

               (i) If the overall profit margin is at least 21.5% but is less than 22.5%, the bonus percentage shall be reduced from four percent (4%) to two percent (2%).

               (ii) If the overall profit margin is at least 20.5% but is less than 21.5%, the bonus percentage shall be reduced from four percent (4%) to one percent (1%).

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               (iii)  There will be no bonus payment if Net Sales do not exceed the applicable threshold (i.e., $32.5 million) or if the overall profit margin is not at least 20.5%.

         (d) If, prior to June 30, 2003, this Consulting Agreement is terminated
         (i) by Consultant (whether pursuant P. 5(d) or otherwise) or (ii) by Jaclyn as provided in P. P. 5-6, the amount of the bonus payment, if any, that is payable on July 31, 2003, shall be prorated in accordance with that amount of the period July 1, 2002 - June 30, 2003 which preceded termination. If, prior to June 30, 2003, this Consulting Agreement is terminated (i) by Consultant (whether pursuant P. 5(d) or otherwise) or (ii) by Jaclyn as provided in P. P. 5-6, Consultant shall receive no bonus payment (or part thereof) that might otherwise be payable on July 31, 2004.

         (e) If, prior to June 30, 2004, this Consulting Agreement is terminated
         (i) by Consultant (whether pursuant P. 5(d) or otherwise) or (ii) by Jaclyn as provided in P. P. 5-6, the amount of the bonus payment, if any, that is payable on July 31, 2004, shall be prorated in accordance with that amount of the period July 1, 2003 - June 30, 2004 which preceded termination.

9.       Reservation of Rights.
         ---------------------

         (a) Except as provided in P. P. 5(d) and (e), none of the references to this Consulting Agreement being terminated by Consultant shall be construed as giving Consultant any right or option to terminate this Consulting Agreement prior to the end of the Consulting Period. If Consultant wrongfully terminates this Consulting Agreement, then, in addition to losing "base compensation" and "bonus compensation" as aforesaid, Consultant and Provider shall be jointly and severally liable for damages and/or such other remedies as law or equity may afford to Jaclyn for such a breach. If Consultant purports to terminate this Consulting Agreement pursuant to P. P. 5(d) or (e) and Jaclyn contests such conduct and is the prevailing party thereon, then, in addition to losing "base compensation" and "bonus compensation" as aforesaid, Consultant and Provider shall be jointly and severally liable for damages and/or such other remedies as law or equity may afford to Jaclyn for such conduct, including, but not limited to, reasonable attorneys' fees as provided herein.

         (b) Jaclyn's right to terminate this Consulting Agreement for cause as provided in P. 5 shall not be construed as giving Consultant any right or option to act in a manner which permits such termination. If Consultant does so act, then, in addition to losing "base compensation" and "bonus compensation" as aforesaid, Consultant and Provider shall be jointly and severally liable for damages and/or such other remedies as law or equity may afford to Jaclyn for such conduct, including, but not limited to, reasonable attorneys' fees as provided herein.

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         (c) Except as provided in P. P. 5-6, Jaclyn shall not have any right or option to terminate this Consulting Agreement prior to the end of the Consulting Period. If Jaclyn wrongfully terminates this Consulting Agreement, it shall be liable for damages, which shall be calculated as follows: (1) "base" and/or "bonus" compensation that was due but unpaid as of that termination date, plus (2) "base" and/or "bonus" compensation for the period after that termination date and up to the date that this Consulting Agreement would otherwise have terminated
         (the "Future Period"), (3) less all money that Provider (or a company of which Provider is principal) earns or will earn during the Future Period as an employee or for services rendered as an independent contractor.

10. Limit on Recovery of Attorneys' Fees. It is only in the events specified in P. P. 5(a) and (d) that the prevailing party shall be entitled to recover all of its reasonable attorneys' fees. In all other instances in which there is litigation concerning any alleged wrongful termination of this Consulting Agreement or any alleged breach of this Consulting Agreement, the prevailing party shall also be entitled to recover its reasonable attorneys' fees, but only up to an aggregate maximum of twenty-five thousand dollars ($25,000). In the event Jaclyn is the prevailing party in such litigation, it shall recover such attorneys' fees from Consultant and Provider, jointly and severally, even if only one of Consultant or Provider was party to the litigation.

11.      Stock Option.
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         (a) Jaclyn hereby grants to Consultant an option (the "Option") to purchase an aggregate of one hundred twenty thousand (120,000) shares of the common stock, $1.00 par value per share, of the Jaclyn ("Common Stock") at an exercise price which shall be equal to the closing price of that stock on the last date before the date of this Consulting Agreement on which that stock is reported (in the Wall Street Journal or similarly reputable publication) as having been publicly traded on the American Stock Exchange, such price being the fair market value (as hereinafter defined) per share of Common Stock on the date hereof. The Option is a nonstatutory stock option and is not intended to constitute an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         (b) The term of the Option shall be seven (7) years. Subject to earlier termination as provided in thisP. 11, the Option shall be exercisable as to forty thousand (40,000) shares of Common Stock on the date of this Consulting Agreement (the "First Tranche"), as to an additional forty thousand (40,000) shares of Common Stock on the first anniversary of that date (the "Second Tranche") and as to the remaining forty thousand (40,000) shares of Common Stock on the second anniversary of that date (the "Third Tranche"). The First Tranche, the Second Tranche and the Third Tranche are each sometimes hereinafter referred to herein as a "Tranche" and collectively, as the "Tranches"). The term of each Tranche shall be five (5) years from the first date such Tranche shall become exercisable hereunder (the First Tranche shall have a term

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         commencing on the date of this Consulting Agreement and ending on the fifth anniversary thereof, the Second Tranche shall have a term commencing on the first anniversary of this Consulting Agreement and ending on the sixth anniversary thereof, and the Third Tranche shall have a term commencing on the second anniversary of this Consulting Agreement and ending on the seventh anniversary thereof), and, accordingly, Consultant shall be entitled to exercise the Option as to each Tranche only during the applicable term of such Tranche, but, in no event, after the end of the applicable term of such Tranche. In no event may a fraction of a share of Common Stock be purchased or issued under the Option. Shares of Common Stock to be issued hereunder may consist, in whole or in part, of authorized but unissued shares of Common Stock or shares of Common Stock held in the treasury of Jaclyn.

         (c) The Option shall be exercised by giving written notice to Jaclyn at its then principal office, presently 635 59th Street, West New York, New Jersey 07093, Attention: Chief Financial Officer, stating that Consultant is exercising the Option, specifying the number of shares being purchased and the Tranche being exercised, and accompanied by payment in full of the aggregate purchase price therefor in cash or by certified check. Consultant shall not have the rights of a stockholder with respect to such shares until the date of issuance of a stock certificate to him for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities, other property or otherwise) or distributions or other rights for which the record date is prior to the date any such stock certificate shall be issued.

         (d) Jaclyn may withhold cash, shares of Common Stock to be issued to Consultant, or a combination thereof, in the amount which Jaclyn determines is necessary to satisfy its obligation, if any, to withhold federal, state and local income taxes or other amounts incurred by reason of the grant, vesting, exercise or disposition of the Option or the underlying shares of Common Stock. Alternatively, Jaclyn may require Consultant to pay Jaclyn such amount in cash upon demand.

         (e) The Option shall not be exercisable by Consultant unless (a) a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock to be received upon the exercise of the Option shall be effective and current at the time of exercise or (b) there is an exemption from registration under the Securities Act for the issuance of the shares of Common Stock upon such exercise. Jaclyn may require, in its sole discretion, as a condition to the exercise of the Option, that Consultant execute and deliver to Jaclyn the Consultant's representations and warranties, in form, substance and scope satisfactory to Jaclyn, that Jaclyn determines is necessary or convenient to facilitate the perfection of an exemption from the registration requirements of the Securities Act, applicable state securities laws or other legal requirements, including without limitation, that the shares of Common Stock to be issued upon the exercise of the Option will be acquired by Consultant for his own account, for investment only and not with a view to the resale or distribution thereof. In order to induce Jaclyn to grant the Option, Consultant hereby represents and warrants to Jaclyn that, unless a Registration Statement under the Securities Act is effective and current at the time of each exercise of the Option with regard to the shares of Common Stock to be issued to him upon such exercise, the

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         shares of Common Stock to be issued upon the exercise of the Option will be acquired by Consultant for his own account, for investment only and not with a view to the resale or distribution thereof. Any subsequent resale or distribution of shares of Common Stock by Consultant shall be made only pursuant to (x) a Registration Statement under the Securities Act which is effective and current with respect to the sale of shares of Common Stock being sold, or (y) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption, Consultant shall, prior to any offer of sale or sale of such shares of Common Stock, provide Jaclyn (unless waived by Jaclyn) with a favorable written opinion of counsel, in form, substance and scope satisfactory to Jaclyn, as to the applicability of such exemption to the proposed sale or distribution. Nothing herein shall be construed as requiring Jaclyn to register the shares subject to the Option under the Securities Act or to keep any Registration Statement current or effective.

         (f) If at any time Jaclyn shall determine, in its sole discretion, that the listing or qualification of the shares of Common Stock subject to the Option on any securities exchange, The Nasdaq Stock Market, Inc., or under any applicable law, or the consent or approval of any governmental regulatory body or other governmental authority, is necessary or desirable as a condition to, or in connection with, the issuance of shares of Common Stock hereunder, the Option may not be exercised in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to Jaclyn.

         (g) Jaclyn may endorse such legend or legends upon the certificates for shares of Common Stock issued upon exercise of the Option and may issue such "stop transfer" instructions to its transfer agent in respect of such shares as it determines, in its sole discretion, to be necessary or appropriate to (a) prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act, applicable state securities laws or other legal requirements, or (b) implement the provisions of any agreement between Jaclyn and Consultant with respect to such shares of Common Stock.

         (h) In the event of any change in the outstanding Common Stock by reason of a stock dividend, recapitalization, merger in which Jaclyn is the surviving corporation, spinoff, split-up, combination or exchange of shares or the like which results in a change in the number or kind of shares of Common Stock which are outstanding immediately prior to such event, the aggregate number and kind of shares subject to the Option and the exercise price hereof may be appropriately adjusted by Jaclyn, whose determination shall be conclusive and binding on all parties. Such adjustment may provide for the elimination of fractional shares that might otherwise be subject to the Option without payment therefor. In addition, and without limiting the generality of the foregoing, in the event of any offer to holders of Common Stock generally relating to the acquisition of their shares, Jaclyn may make such adjustment in respect of the Option, including, in Jaclyn's sole discretion, revision of the Option and the rights of Consultant hereunder, so that it may be exercisable for the consideration payable in such transaction. The determinations of Jaclyn in respect of the foregoing shall be conclusive and binding.

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         (i) In the event of a proposed dissolution or liquidation of Jaclyn, or in the event of a proposed sale of all or substantially all of the assets of Jaclyn, or the merger of Jaclyn with or into another corporation or entity, Jaclyn may, as to outstanding options, (a) make appropriate provision for the protection of the Option by the substitution of an option to purchase appropriate stock or other securities or property of Jaclyn or of the merged, consolidated or otherwise reorganized corporation or other entity which will be issuable in respect to each share of Common Stock of Jaclyn, (b) upon written notice to an optionee, provide that all unexercised options, to the extent then exercisable, must be exercised within a specified number of days of the date of such notice or they, along with the Tranches, if any, that shall not yet be exercisable, will be terminated, or (c) take such other action in connection therewith as Jaclyn may deem necessary or convenient. In any such case, the board of directors of Jaclyn may, in its discretion, advance the lapse of any waiting or installment periods and exercise dates.

         (j) The grant of this Option shall not be construed as giving Consultant any right to be associated with Jaclyn or any of its subsidiaries or affiliates other than as set forth in this Consulting Agreement.

         (k) Consultant represents and agrees that he will comply with all applicable laws relating to the grant and exercise of the Option and the disposition of the shares of Common Stock acquired upon exercise of the Option, including without limitation, federal and state securities and "blue sky" laws.

         (l) The Option is not transferable by Consultant, and it shall automatically expire upon the death of Provider, except that, in the event of Provider's death, the Option may be exercised, to the extent it was exercisable on the date of such death, by Provider's executor, administrator or other person at the time entitled by law to exercise Consultant's rights under the Option, at any time within six months after Provider's death, but in no event after the expiration of the applicable term of the respective Tranches or the Option. Except to the extent provided above, the Option may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process, and any such attempted assignment, transfer, pledge, hypothecation or disposition shall be null and void ab initio and of no force or effect.

         (m) Jaclyn shall have the authority, in its sole discretion, to make all determinations necessary or advisable relating to the Option. Each controversy or claim arising out of or relating to this P. 11 or the Option shall be determined by Jaclyn, which determination shall be conclusive and binding on Consultant. Neither Jaclyn nor any officer, director or employee of Jaclyn shall be liable for any action, failure to act or determination made in good faith with regard to the Option.

         (n) The provisions of this P. 11, and only this P. 11, shall be governed by and interpreted under the laws of the State of Delaware, without regard to the conflicts of law principles thereof. At Jaclyn's option, the provisions of this P. 11, and only this P. 11, may be enforced and/or adjudicated, without a jury, in a federal or state court located in Delaware.

12. No Fringe Benefits. Consultant is an independent contractor with Jaclyn. Except for the Option discussed in P. 11, neither Consultant nor Provider shall receive any fringe benefits from Topsville, MNNI or Jaclyn, nor shall they be entitled to any rights, privileges or entitlements that might apply to employees of Topsville, MNNI or Jaclyn. Except as provided in this Consulting Agreement, Neither Provider nor Consultant shall be subject to any obligations that Jaclyn presently or in the future may impose on its employees, except such obligations as are required by law.

13. Protection of Information. Both during and after the Consulting Period, and notwithstanding any termination of this Consulting Agreement, Consultant and Provider shall hold in confidence, and shall not use for any purpose that is not specifically authorized by Jaclyn, any and all trade secrets of Topsville, MNNI and/or Jaclyn, as well as any and all other trade data of Topsville, MNNI and/or Jaclyn which is not generally known outside of those companies. "Trade secret" means "any formula, pattern, device or compilation of information which is used in one's business, and which gives him an opportunity to obtain an advantage over competitors who do not know or use it."

14. Extension of Consulting Period. The parties hereto may, by written amendment that is signed by all of them, extend the term of the Consulting Period beyond June 30, 2004, on such terms and conditions as such an amendment may provide.

15. Death or Disability of Provider. It is an essential condition and element of this Consulting Agreement that the Consulting Services be personally provided by Provider. Accordingly, Consultant's "base" and "bonus" compensation shall be prorated in the event of Provider's death, to the date of such death. In the event Provider is disabled from fully performing the services required of him hereunder, such compensation shall be prorated to account for any period of such disability.

16. Assignment. In the event MNNI transfers or liquidates all or a majority of its shares in Topsville and/or in the event Jaclyn transfers or liquidates all or a majority of its shares in MNNI (including, without limitation, causing Topsville's business to be absorbed into Jaclyn itself), this Consulting Agreement shall inure to the benefit of Jaclyn's assignees in that regard (which may, in the event of absorption, be Jaclyn itself). To obtain such benefit, the assignee(s) shall, in writing, assume the terms, conditions and obligations of this Consulting Agreement. It is an essential condition and element of this Consulting Agreement that the Consulting Services be personally provided by Provider, and Consultant may not delegate its obligations hereunder in any way that is inconsistent with that. Topsville and MNNI are intended third party beneficiaries of this Consulting Agreement.

17. Notices. Notices under P. 5(a) and P. 5(d) of this Consulting Agreement shall be in writing and shall be deemed to have been given on the date when personally delivered to an officer of the other party or when sent by confirmed facsimile transmission to the number (and copy number) shown below; or, if sent by commercial overnight delivery service, then one (1) business day after being properly deposited for delivery by commercial overnight delivery service, prepaid; or, if sent by U.S. mail, then three (3) business days after being properly deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows; unless and until either of such parties notifies the other in accordance with this P. 17 of a change of address or change of facsimile number:

         If to Jaclyn:            Jaclyn, Inc.
                                  635-59th Street
                                  West New York, New Jersey 07093
                                  Attention: Robert E. Chestnov
                                  Fax No.: (201) 868-6525


         With a copy to:          Robert J. Kaplan, Esq.
                                  15 Maiden Lane
                                  New York, New York 10038
                                  Fax No.: (212) 964-0867


         If to Consultant         Natoosh LLC
             or Provider:         86 Rock Road West
                                  Green Brook, New Jersey 08812
                                  Fax No.: (908) 769-7230

         With a copy to:          Philip Klein, Esq.
                                  Klein & Liss
                                  40 Park Avenue South
                                  12th Floor
                                  New York, New York 10016
                                  Fax No.: (212) 683-7737


18. Counterparts; Headings. This Consulting Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. The paragraph headings are inserted for convenience of reference only and shall be disregarded in interpreting this Consulting Agreement.

19. Severability. If any word, provision, clause or other part of this Consulting Agreement, or the application thereof under certain circumstances, is held invalid, or unenforceable, the remainder of this Consulting Agreement, or the application of such word, provision, clause or other part under different circumstances, shall not be affected thereby. In the event any word provision, clause or other part of this Consulting Agreement shall be held invalid or unenforceable, it shall be deemed modified, but only to the extent necessary to make it lawful. To effect such modification, the said word, provision, clause or other part shall be deemed deleted, added to and/or rewritten, whichever shall most fully preserve the intentions of the parties as originally expressed herein.

20. Survival. Termination of this Consulting Agreement, whether by lapse of time or otherwise, shall not be deemed to extinguish any representations, warranties or other agreements contained herein which, by their nature or purpose, should survive.

21. Entire Agreement; Amendment; and Waivers. This Consulting Agreement and the Purchase and Sale Agreement constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written. This Consulting Agreement may not be altered, modified, terminated or discharged except by a writing signed by the party against whom such alteration, modification, termination or discharge is sought to be enforced. The failure (whether or not knowing and whether or not prolonged) to take action against a breach or default under this Consulting Agreement shall not be construed as a waiver of the right to take action against such or a similar breach or default, it being understood that no waiver shall be effective and no waiver is to be relied upon unless it be made in a writing signed by the party charged with it.

22. Governing Law. Except as provided in P. 11, this Consulting Agreement shall be governed by and interpreted under the laws of the State of New York, without regard to the conflicts of law principles thereof. Subject only to P. 11, any controversy arising out of or relating to this Consulting Agreement, or any duty created thereby, shall be resolved without a jury in a federal or state court located within the City of New York (and/or in any appellate court therefrom) and in no other forum. The parties consent to jurisdiction in such courts, waive any objection to such exclusive venue (except that Jaclyn reserves its option under P. 11(n)), waive trial by jury, and agree that service of the summons to such proceedings (and of any papers which may accompany it) shall be deemed sufficient if made by certified mail, postage prepaid, addressed to the parties' addresses as designated in or hereafter changed under P. 17. Service by such method shall be deemed complete five (5) business days after such mailing.

         IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the day and year first above written.

                                            JACLYN, INC.

                                            By: /s/ ROBERT CHESTNOV
                                                --------------------------------
                                            Name: Robert Chestnov
                                                  ------------------------------
                                            Title: President
                                                  ------------------------------

                                            NATOOSH, LLC

                                            By: /s/ MARK NITZBERG
                                                --------------------------------
                                            Name: Mark Nitzberg
                                                  ------------------------------
                                            Title:  President
                                                  ------------------------------

                                            PROVIDER

                                            /s/ MARK NITZBERG
                                            ------------------------------------
                                            MARK NITZBERG, individually